Exhibit 11

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                            Three Months Ended          Nine Months Ended
                                               September 30,              September 30,
                                        --------------------------  ---------------------------
                                            1994          1993          1994           1993
                                        ------------  ------------  ------------   ------------
Primary Earnings Per Share:

 (1)  Weighted average shares of
      common stock outstanding.......    123,060,083   130,114,095   122,665,312    129,856,442

 (2)  Effect of issuance of shares
      from assumed exercise of
      stock options
      (treasury stock method)........        (51,776)        4,738       (43,374)         3,294
                                        ------------  ------------  ------------   ------------
 (3)  Weighted average shares........    123,008,307   130,118,833   122,621,938    129,859,736
                                        ============  ============  ============   ============
 (4)  Net income.....................   $    235,968  $    260,409  $    388,591   $    387,673

 (5)  Primary earnings per share
      (line 4/line 3)................   $       1.92  $       2.00  $       3.17   $       2.99

Fully Diluted Earnings Per Share:

 (6)  Weighted average shares per
      computation on line 3 above....    123,008,307   130,118,833   122,621,938    129,859,736

 (7)  Shares applicable to options
      included on line 2 above.......         51,776        (4,738)       43,374         (3,294)

 (8)  Dilutive effect of stock
      options based on the average
      price for the period or period-
      end price, whichever is higher,
      of $35.25 and $46.63 for the
      third quarter of 1994 and 1993,
      respectively, and $36.39 and
      $46.63 for the first nine months
      of 1994 and 1993, respectively
      (treasury stock method)........        (50,426)        4,870       (43,374)         4,870
                                        ------------  ------------  ------------   ------------
 (9)  Weighted average shares........    123,009,657   130,118,965   122,621,938    129,861,312
                                        ============  ============  ============   ============
(10)  Net income.....................   $    235,968  $    260,409  $    388,591   $    387,673

(11)  Fully diluted earnings per
      share (line 10/line 9).........   $       1.92  $       2.00  $       3.17   $       2.99

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b)
(11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3% dilutive test.

The calculations for the three and nine months ended September 30, 1994 are submitted in accordance with Regulation S-K item 601(b) (11) although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.

Three and nine months ended September 30, 1994 reflect the reduction of weighted average common shares outstanding resulting from the adoption of Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" effective January 1, 1994.